SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): February 17, 2006
                                                         -----------------

                           GREENMAN TECHNOLOGIES, INC.
                           ---------------------------
             (Exact name of registrant as specified in its charter)


    Delaware                       1-13776                    71-0724248
--------------------------------------------------------------------------------
(State or other                  (Commission                (IRS Employer
jurisdiction of                  File Number)              Identification No.)
incorporation)


                                 7 Kimball Lane
                                   Building A
                               Lynnfield, MA 01940
                               -------------------
          (Address of principal executive offices, including zip code)

                                 (781) 224-2411
                                 --------------
              (Registrant's telephone number, including area code)



          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|   Written communications pursuant to Rule 425 under the Securities Act

|_|   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Definitive Material Agreement

As previously disclosed (January 4, 2006 Form 8K ) due to the magnitude of the operating losses incurred by our Georgia subsidiary, we implemented an initiative to dispose of all Georgia operating assets and wrote down these assets to their estimated fair market value at September 30, 2005 recording an estimated non-cash loss on disposal of approximately $3.4 million. The aggregate losses (including the loss on disposal and approximately $1.3 million of goodwill write-off), associated with the discontinued operations of our Georgia subsidiary included in the results for the fiscal year ended September 30, 2005 were approximately $8.3 million and approximately $746,000 of the estimated net loss of $1.3 million for the quarter ended December 31, 2005.

On February 17, 2006, GreenMan Technologies of Georgia, Inc., ("GreenMan Georgia") a wholly-owned subsidiary of GreenMan Technologies, Inc. ("GreenMan") entered into an Asset Purchase Agreement with Tires Into Recycled Energy and Supplies, Inc. ("TIRES"). Under the agreement, we sold and assigned to TIRES certain assets, including (a) certain truck tire processing equipment located at our Georgia facility; (b) certain rights and interests in our contracts with suppliers of scrap truck tires; and (c) certain intangible assets. TIRES agreed to assume all of our rights and obligations under these contracts. We anticipate the transition of assigning the contracts to be completed within 60 to 90 days. In addition, TIRES entered into a sublease agreement with us with respect to part of the premises located in Georgia.

We received $155,000 from TIRES for these assets. As additional consideration, TIRES agreed to terminate several material supply and equipment lease agreements previously executed between the parties in addition to terminating a December 2005 letter of intent between GreenMan and TIRES containing an exclusive option to acquire certain operating assets of TIRES.

On March 1, 2006, GreenMan of Georgia also entered into an Asset Purchase Agreement with MTR of Georgia, Inc. ("MTR"). Under the agreement, we sold and assigned to MTR certain assets, including (a) certain passenger tire processing equipment located at our Georgia facility; (b) certain rights and interests in our contracts with suppliers of scrap passenger tires; and certain intangible assets. MTR agreed to assume all of our rights and obligations under these contracts. We anticipate the transition of assigning the contracts to be completed within 60 to 90 days. In addition, MTR entered into a sublease agreement with us with respect to part of the premises located in Georgia.

We received $250,000 from MTR for these assets. As additional consideration, MTR has agreed to assume financial responsibility for disposing of all scrap tires and scrap tire processing residual at the Georgia facility as of the close.

We agreed with TIRES and MTR not to compete in the business of providing whole tire waste disposal services or selling crumb rubber material (except to existing GreenMan customers) within certain Southeastern states for a period of three years. In addition, both parties entered into a sublease agreement with us with respect to part of the premises located in Georgia.

We do not anticipate recording any additional loss on the disposal of these assets other than what was recorded at September 30, 2005.

On February 28, 2006, GreenMan of Georgia entered into an Amendment No. 1 to Lease Agreement with Mart Management, Inc. The amendment provides us with the right to terminate the original lease, which had a remaining term of approximately fifteen years, by providing Mart Management with one hundred eighty days notice. In the event of such termination, we will be obligated to continue to pay rent until the earlier to occur of (1) the sale by the landlord of the premises; (2) the date on which the landlord begins leasing the premises to a new tenant; or (3) three years from the date on which we vacate the property.

Item 9.01. Financial Statements and Exhibits

(a)   Financial Statements of Businesses Acquired

      None

(b)   Pro Forma Financial Information

      None

(c)   Exhibits.

          Exhibit 10.1 Asset Purchase Agreement dated February 17, 2006 between GreenMan Technologies of Georgia, Inc., GreenMan Technologies, Inc. and Tires Into Recycled Energy and Supplies, Inc.

          Exhibit 10.2 Asset Purchase Agreement dated March 1, 2006 between GreenMan Technologies of Georgia, Inc., GreenMan Technologies, Inc. and MTR of Georgia, Inc.

          Exhibit 10.3  Amendment No. 1 to Lease Agreement dated February
                        28, 2006 between GreenMan Technologies of Georgia, Inc. and Mart Management, Inc.

          Exhibit 99.1  Press release of the registrant dated March 6, 2006

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             GREENMAN TECHNOLOGIES, INC.
                                             (Registrant)


                                             By: /s/ Charles E. Coppa
                                                 ----------------------------
                                             Charles E. Coppa
                                             Chief Financial Officer

Date: March 6, 2006